Exhibit 5.1

November 10, 2023

AppYea, Inc.

16 Natan Alterman Stret,

Gan Yavne, Israel

Re: AppYea, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to AppYea, Inc., a Nevada corporation (the “Company”), in connection with the preparation of the registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the offering of 64,875,479 shares of the Company’s common stock (the “Shares”), which may be issued pursuant the Service Agreements (hereinafter defined), each of which is made an exhibit to the Registration Statement:

In rendering the opinion set forth below, we have reviewed: (a) the Registration Statement and the exhibits attached thereto; (b) the Company’s Amended and Restated Articles of Incorporation; (c) the Company’s Bylaws, as amended; (d) the Employment Agreement between the Company and Adi Shemer, dated July 1, 2003 (the “Shemer Agreement”); (e) the Employment Agreement between the Company and Asaf Porat, dated July 1, 2021 (the “Porat Agreement”); (f) the Letter of Engagement between the Company and Neil Kline, dated as of January 26, 2022 (the “Kline Agreement”); (g) the Letter of Engagement between the Company and Ron Mekler, dated as of December 15, 2022 (the “Mekler Agreement”); (h) the Services Agreement among the Company, SleepX Ltd, and Amir Geva, dated as of January 1, 2023 (the “SleepX Agreement”); (i) the Services Agreement between the Company and Tal Weizman, dated as of May 1, 2023 (the “Weizman Agreement”); (j) the Services Agreement between the Company and Simply Customize It LLC (Siel Goldofsky, as designee), dated as of June 1, 2023 (the “Customize It Agreement”), (k) Consulting Agreement between the Company and Mark Crone, dated July 1, 2023 (the “Crone Agreement” together with the Shemer Agreement, the Porat Agreement, the Kline Agreement, the Mekler Agreement, the SleepX Agreement, the Weizman Agreement, and the Customize It Agreement, are collectively referred to herein as the “Service Agreements”); (l) certain records of the Company’s corporate proceedings as reflected in its minute books including resolutions of the board of directors approving the Service Agreements; and (m) such statutes, records and other documents as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof.

Based upon the foregoing, we are of the opinion that the Shares have been validly authorized, and when the Registration Statement has become effective under the Act, such Shares will, when issued pursuant to the terms of the Service Agreements, be legally issued, fully paid and non-assessable shares of the Company’s common stock.

We hereby consent to the inclusion of our name and use of our opinion in connection with the Form S-8 Registration Statement filed with the Commission as counsel for the Company, AppYea, Inc.

Very truly yours,

/S/ THE CRONE LAW GROUP, P.C.
THE CRONE LAW GROUP, P.C.

420 Lexington Avenue, Suite 2446, New York, NY 10170

Telephone: 646.861.7891

www.cronelawgroup.com